September 14, 2012

I, Aaron M. Riccelli, am lending Innovative Designs, Inc the amount of $50,000 Dollars, for a period of 120 days, at an interest rate of 10%. Repayment of $55,000 interest included will be made by January 14, 2013.

/s/ Aaron Riccelli
Aaron Riccelli

/s/ Joseph Riccelli
Joseph Riccelli